Exhibit 12.1

Statement of Computation of Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Dividends and Pro Forma Ratios

	Historical						Pro Forma
	Years Ended December 31,					Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
	2006	2007	2008	2009	2010	2011	2010	2011
	(in thousands, except ratios)
Pre-tax income (loss) —continuing operations	$93,756	$132,626	$151,304	$214,632	$274,313	$(51,717)	$274,313	$(51,717)
Historical Part D Adjustments:
Less Part D Carve-Out	—	—	—	—	—	—	(159,132)	49,474
Pre-tax income (loss)—continuing operations	$93,756	$132,626	$151,304	$214,632	$274,313	$(51,717)	$115,181	$(2,243)
Pro forma adjustments
Remove Deal Costs	—	—	—	—	—	—	4,034	1,734
Less Dividends on mandatorily redeemable preferred stock	—	—	—	—	—		(3,400)	(850)
Less Amortization of deferred financing costs related to the issuance of the manditorily redeemable preferred stock	—	—	—	—	—	—	(184)	(46)

Total pre-tax income (loss)	$93,756	$132,626	$151,304	$214,632	$274,313	$(51,717)	$115,631	$(1,405)

Fixed charges
Interest expense	$12,821	$20,480	$23,694	$19,937	$19,893	$4,675	$19,893	$4,675
Amortization of debt costs	917	2,471	1,048	1,325	1,807	504	1,807	504
Imputed interest on rent expense	1,391	1,927	2,374	2,730	2,012	503	2,012	503
Interest credited to contractholders	18,346	17,819	14,736	4,284	—	—	—	—
Historical Part D Adjustments:
Interest expense	—	—	—	—	—	—	(19,893)	(4,675)
Amortization of debt costs	—	—	—	—	—	—	(1,807)	(504)
Pro forma adjustments
Dividends on mandatorily redeemable preferred stock	—	—	—	—	—	—	3,400	850
Amortization of deferred financing costs related to the issuance of the manditorily redeemable preferred stock	—	—	—	—	—	—	184	46

Total fixed charges	$33,475	$42,697	$41,852	$28,276	$23,712	$5,682	$5,596	$1,399

Computation
Total earnings (loss) and fixed charges	$127,231	$175,323	$193,156	$242,908	$298,025	$(46,035)	$121,227	$(6)

Ratio of earnings to fixed charges	3.80	4.11	4.62	8.59	12.57	—	21.66	—

Loss in excess of fixed charges (1)						$(46,035)		$(6)

(1) The loss for the first quarter is due primarily to the anticipated seasonality of the Part D business.  See discussion of this seasonality in “Segment Results—Medicare Part D” in the Management’s Discussion and Analysis section of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.